EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2024 Earnings Results – Expects Improved Profitability in 2025

SCOTTSDALE, Ariz., Feb. 20, 2025 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the fourth quarter and full year ended December 31, 2024.

“We delivered solid results in 2024 despite a challenging macroeconomic backdrop for the global wind industry. In 2024, we made the strategic decisions to transition lines to next-generation blades and restructure our portfolio by divesting the Automotive business, shutting down one of our Mexico facilities and rationalizing our workforce in Türkiye to reflect anticipated demand,” said Bill Siwek, President and CEO of TPI Composites. “We finished 2024 with a recovery in free cash flow, which in turn, helped us strengthen our liquidity position with $197 million in unrestricted cash.”

“During the fourth quarter, we extended supply agreements with Vestas and GE Vernova through 2025 and demand for our blades out of our Mexico factories exceeds current capacity for 2025 so we are ramping up production lines there to support 24/7 operations. Additionally, we are on schedule to reopen our Iowa plant in mid-2025 to support GE Vernova.”

“Over the last year, we optimized our manufacturing footprint and streamlined our operations, which we believe has positioned us for much improved profitability in 2025. We are proud of what the TPI team accomplished in 2024 given the global challenges we’ve been navigating.”

Fourth Quarter 2024 Results and Recent Business Highlights

  Net Sales totaled $346.5 million for the three months ended December 31, 2024, an increase of 17.7% over the same period last year.
  Net loss from continuing operations attributable to common stockholders was ($49.1) million for the three months ended December 31, 2024, compared to net income of $14.6 million in the same period last year.
  Adjusted EBITDA was $1.2 million for the three months ended December 31, 2024, compared to an adjusted EBITDA loss of ($24.5) million in the same period last year.

KPIs from continuing operations	4Q’24	4Q’23	FY’24	FY’23
Sets[1]	613	602	2,175	2,584
Estimated megawatts[2]	2,516	2,632	9,116	11,382
Utilization[3]	91%	71%	77%	82%
Dedicated manufacturing lines[4]	34	37	34	37
Manufacturing lines installed[5]	34	37	34	37
Wind Blade ASP (in $ thousands)[6]	$177	$148	$192	$175
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.
  Wind blade ASP represents the average sales price during the period for a single wind blade that we manufacture for our customers.

Fourth Quarter 2024 Financial Results from Continuing Operations

Net sales for the three months ended December 31, 2024, increased 17.7% to $346.5 million as compared to $294.3 million in the same period in 2023 due to the following:

  Net Sales of wind blades, tooling and other wind related sales (“Wind”) increased by $54.2 million, or 19.2%, to $336.0 million for the three months ended December 31, 2024, as compared to $281.8 million in the same period in 2023. The increase was primarily driven by higher sales volume and higher average sales prices for wind blades due to a shift in product mix to newer and longer blades, including the resumption of production at our previously idled facility in Juarez, Mexico. This increase also reflects the absence of a four-week shutdown at one of our plants in the prior year due to a supply chain disruption caused by out-of-specification materials. These increases were partially offset by the closure of the Nordex Matamoros plant and lower volumes at our India facility as we began the transition of a blade type.
  Field service, inspection and repair services (“Field Services”) sales decreased $2.1 million, or 19.9%, to $10.5 million for the three months ended December 31, 2024, as compared to $12.6 million in the same period in 2023. The decrease was due primarily to the mix of revenue vs warranty activity in the quarter.

Net loss from continuing operations attributable to common stockholders was ($49.1) million for the three months ended December 31, 2024, compared to net income of $14.6 million in the same period in 2023. The increase in net loss was impacted by the $82.6 million gain on extinguishment recognized in the three months ended December 31, 2023, related to the refinancing of Oaktree’s Series A Preferred Stock into a senior secured term loan. Additional factors negatively impacting our net loss were restructuring charges associated with the rationalization of our Türkiye workforce, increased interest expense related to Oaktree’s senior secured term loan, higher labor costs in Mexico and Türkiye, and changes in estimates for pre-existing warranties. Net income attributable to common stockholders for the three months ended December 31, 2023, included $11.7 million in Series A Preferred Stock dividends and $6.1 million in interest expense. Net loss attributable to common stockholders for the same period in 2024 included $24.4 million in interest expense. These negative impacts were partially offset by the absence of losses from our Nordex Matamoros facility, which was shut down at the end of the second quarter of 2024, increased volume at our other Mexico locations, lower startup and transition costs, cost savings initiatives, lower taxes and foreign currency gains.

Net loss from continuing operations per common share was $1.03 for the three months ended December 31, 2024, compared to net income per common share of $0.34 for the same period in 2023.

Adjusted EBITDA was $1.2 million for the three months ended December 31, 2024, as compared to an adjusted EBITDA loss of ($24.5) million during the same period in 2023. Adjusted EBITDA margin was 0.4% as compared to an adjusted EBITDA margin loss of (8.3%) during the same period in 2023. The improvement was primarily driven by the absence of losses from our Nordex Matamoros facility, which was shut down at the end of the second quarter of 2024, increased volume at our other Mexico locations, lower startup and transition costs, and cost savings initiatives. These improvements were partially offset by unfavorable changes in estimate for pre-existing warranties and higher labor costs in Mexico and Türkiye.

Net cash provided by operating activities improved by $82.4 million for the three months ended December 31, 2024, as compared to the same period in 2023. This was primarily due to improved cash earnings and working capital improvements focused on our contract asset balance where we decreased inventory levels and increased customer advances.

Net cash used in investing activities decreased by $16.1 million for the three months ended December 31, 2024, as compared to the same period in 2023, primarily due to the construction of wind turbines in the prior period to provide renewable energy to our manufacturing facilities in Türkiye and the timing of capital expenditures for the startup and transition of our manufacturing lines at our facilities in Mexico and Türkiye.

Full Year 2024 Financial Results

Net sales for the year ended December 31, 2024, decreased 7.1% to $1,331.1 million as compared to $1,432.4 million in 2023 due to the following:

  Net Sales of wind blades, tooling and other wind related sales (“Wind”) decreased by $96.0 million, or 6.9%, to $1,298.3 million for the year ended December 31, 2024, as compared to $1,394.3 million in the same period in 2023. The decrease was primarily due to a 16% decrease in the number of wind blades produced due to the number and pace of startups and transitions, expected volume declines based on market activity levels impacting our Türkiye and India facilities, and the shut-down of the Nordex Matamoros plant as of June 30, 2024. These decreases were partially offset by a 10% increase in average sales prices of wind blades due to changes in the mix of wind blade models produced, in particular the startup of production at one of our previously idled facilities in Juarez, Mexico, as well has higher sales volumes to support increased demand for the U.S. market.
  Field service, inspection and repair services (“Field Services”) sales decreased $5.2 million, or 13.8%, to $32.8 million for the year ended December 31, 2024, as compared to $38.1 million in the same period in 2023. The decrease was primarily due to a reduction in technicians deployed to revenue generating projects due to an increase in time spent on non-revenue generating inspection and repair activities.

Net loss from continuing operations attributable to common stockholders was ($210.1) million for the year ended December 31, 2024, compared to a net loss from continuing operations attributable to common stockholders of ($127.8) million in 2023. The increase in net loss was impacted by the $82.6 million gain on extinguishment recognized in the fourth quarter of 2023, related to the refinancing of Oaktree’s Series A Preferred Stock into a senior secured term loan. Additional factors negatively impacting our net loss included higher startup and transition costs, lower sales volume, higher labor costs in Mexico and Türkiye, higher restructuring charges associated with right sizing our Türkiye workforce and increased interest expense related to Oaktree’s senior secured term loan. Net loss attributable to common stockholders for the year ended December 31, 2023, included $58.5 million in Series A Preferred Stock dividends and $12.1 million in interest expense. Net loss attributable to common stockholders for the same period in 2024 included $92.4 million in interest expense. These negative impacts were partially offset by the shutdown of our Nordex Matamoros facility at the end of the second quarter of 2024, which had significant cost challenges in the prior comparative period, a decrease in warranty costs due to the $42.7 million specific warranty charges recorded in 2023, favorable foreign currency fluctuations, and cost savings initiatives.

Net loss from continuing operations per common share was $4.43 for the year ended December 31, 2024, compared to a net loss from continuing operations per common share of $2.99 in 2023.

Adjusted EBITDA loss was ($38.7) million for the year ended December 31, 2024, as compared to an adjusted EBITDA loss of ($44.9) million in 2023. Adjusted EBITDA margin was a loss of (2.9%) as compared to an adjusted EBITDA margin loss of (3.1%) in 2023. The improvement in adjusted EBITDA was primarily driven by lower warranty charges, the shutdown of our Nordex Matamoros facility at the end of the second quarter of 2024, which had significant cost challenges in the prior comparative period, and cost savings initiatives. These improvements were partially offset by higher start up and transition costs, increased labor costs in Türkiye and Mexico, and lower sales volume.

Net cash provided by operating activities increased by $93.5 million for the year ended December 31, 2024 as compared to the same period in 2023 primarily due to working capital improvements focused on our contract asset balance where we decreased inventory levels and increased customer advances. The increase in cash provided by operating activities was also due to higher payments in the first quarter of 2023 related to restructuring activities associated with the shutdown of our China operations. This was partially offset by an increase in cash paid for interest and other working capital changes in the current year compared to the prior year.

Net cash used in investing activities increased by $2.9 million for the year ended December 31, 2024 as compared to the same period in 2023 primarily due to $12.8 million of proceeds associated with the sale of our Taicang, China facility that were received in the prior year. This was partially offset by a decrease in capital expenditures of $9.9 million. The decrease in capital expenditures was due to the construction of wind turbines in the prior period to provide renewable energy to our manufacturing facilities in Türkiye, partially offset by increased capital expenditures in Mexico in the current year to support startup and transitions.

2025 Guidance

Guidance for the full year ending December 31, 2025:

Guidance	Full Year 2025
Net Sales from Continuing Operations	$1.4 - $1.5 billion
Adjusted EBITDA margin from Continuing Operations	2%-4%
Utilization %	~85% (based on 34 lines installed)
Capital Expenditures	$25 - $30 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, February 20th, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-800-579-2543, or for international callers, 1-785-424-1789. The Conference ID for the live call is “TPIC”. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 11157847. The replay will be available until March 6, 2025. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization, preferred stock dividends and accretion less gain on extinguishment on series A preferred stock. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023

Net sales	$346,506	$294,340	$1,331,131	$1,432,408
Cost of sales	348,302	310,927	1,331,241	1,474,356
Startup and transition costs	1,869	11,583	52,889	21,757
Total cost of goods sold	350,171	322,510	1,384,130	1,496,113
Gross loss	(3,665)	(28,170)	(52,999)	(63,705)
General and administrative expenses	5,205	5,587	27,536	28,205
Loss on sale of assets and asset impairments	3,116	6,355	17,230	20,931
Restructuring charges, net	10,042	1,196	10,950	4,130
Loss from continuing operations	(22,028)	(41,308)	(108,715)	(116,971)
Other income (expense):
Interest expense, net	(24,415)	(6,075)	(92,420)	(12,101)
Foreign currency income (loss)	1,190	(1,865)	(1,655)	(5,122)
Miscellaneous income	1,759	401	5,220	1,892
Total other expense	(21,466)	(7,539)	(88,855)	(15,331)
Loss before income taxes	(43,494)	(48,847)	(197,570)	(132,302)
Income tax provision	(5,655)	(7,541)	(12,550)	(19,664)
Net loss from continuing operations	(49,149)	(56,388)	(210,120)	(151,966)
Preferred stock dividends and accretion	—	(11,651)	—	(58,453)
Gain on extinguishment of Series A Preferred Stock	—	82,620	—	82,620
Net income (loss) from continuing operations attributable to common stockholders	(49,149)	14,581	(210,120)	(127,799)
Net income (loss) from discontinued operations	1,067	(1,212)	(30,587)	(49,813)
Net income (loss) attributable to common stockholders	$(48,082)	$13,369	$(240,707)	$(177,612)

Weighted-average common shares outstanding:
Basic	47,581	43,334	47,462	42,671
Diluted	47,581	43,334	47,462	42,671

Net income (loss) from continuing operations per common share:
Basic	$(1.03)	$0.34	$(4.43)	$(2.99)
Diluted	$(1.03)	$0.34	$(4.43)	$(2.99)

Net income (loss) from discontinued operations per common share:
Basic	$0.02	$(0.03)	$(0.64)	$(1.17)
Diluted	$0.02	$(0.03)	$(0.64)	$(1.17)

Net income (loss) per common share:
Basic	$(1.01)	$0.31	$(5.07)	$(4.16)
Diluted	$(1.01)	$0.31	$(5.07)	$(4.16)

Non-GAAP Measures (unaudited):
EBITDA	$(12,139)	$(34,621)	$(75,267)	$(84,812)
Adjusted EBITDA	$1,249	$(24,458)	$(38,691)	$(44,889)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31,
(in thousands)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$196,518	$161,059
Restricted cash	9,639	10,838
Accounts receivable	130,645	138,029
Contract assets	43,849	112,237
Prepaid expenses	15,692	17,621
Other current assets	25,872	34,564
Inventories	3,968	9,420
Assets held for sale	17,301	—
Current assets of discontinued operations	1,606	19,307
Total current assets	445,090	503,075
Noncurrent assets:
Property, plant, and equipment, net	93,144	128,808
Operating lease right of use assets	122,589	136,124
Other noncurrent assets	31,641	36,073
Total assets	$692,464	$804,080

Liabilities, Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$235,469	$227,723
Accrued warranty	38,768	37,483
Current maturities of long-term debt	131,363	70,465
Current operating lease liabilities	26,224	22,017
Contract liabilities	40,392	24,021
Current liabilities of discontinued operations	1,752	4,712
Total current liabilities	473,968	386,421
Noncurrent liabilities:
Long-term debt, net of current maturities	485,239	414,728
Noncurrent operating lease liabilities	99,428	117,133
Other noncurrent liabilities	7,065	8,102
Total liabilities	1,065,700	926,384
Total stockholders' deficit	(373,236)	(122,304)
Total liabilities, and stockholders' deficit	$692,464	$804,080

Non-GAAP Measure (unaudited):
Net debt	$(418,582)	$(323,218)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$87,341	$4,936	$12,498	$(80,972)
Net cash used in investing activities	(4,122)	(20,291)	(26,201)	(23,301)
Net cash provided by (used in) financing activities	(9,812)	12,965	50,964	121,994
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(1,930)	1,323	(2,415)	2,023
Cash, cash equivalents and restricted cash, beginning of period	136,182	173,880	172,813	153,069
Cash, cash equivalents and restricted cash, end of period	$207,659	$172,813	$207,659	$172,813

Non-GAAP Measure (unaudited):
Free cash flow	$83,219	$(15,355)	$(13,703)	$(117,109)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)
EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$(48,082)	$13,369	$(240,707)	$(177,612)
Net (income) loss from discontinued operations	(1,067)	1,212	30,587	49,813
Net income (loss) from continuing operations attributable to common stockholders	(49,149)	14,581	(210,120)	(127,799)
Preferred stock dividends and accretion	—	11,651	—	58,453
Gain on extinguishment of Series A Preferred Stock	—	(82,620)	—	(82,620)
Net loss from continuing operations	(49,149)	(56,388)	(210,120)	(151,966)
Adjustments:
Depreciation and amortization	6,940	8,151	29,883	35,389
Interest expense, net	24,415	6,075	92,420	12,101
Income tax provision	5,655	7,541	12,550	19,664
EBITDA	(12,139)	(34,621)	(75,267)	(84,812)
Share-based compensation expense	1,420	747	6,741	9,740
Foreign currency loss (income), net	(1,190)	1,865	1,655	5,122
Loss on sale of assets and asset impairments	3,116	6,355	17,230	20,931
Restructuring charges, net	10,042	1,196	10,950	4,130
Adjusted EBITDA	$1,249	$(24,458)	$(38,691)	$(44,889)

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$87,341	$4,936	$12,498	$(80,972)
Capital expenditures	(4,122)	(20,291)	(26,201)	(36,137)
Free cash flow	$83,219	$(15,355)	$(13,703)	$(117,109)

Net debt is reconciled as follows:			December 31,
(in thousands)			2024	2023
Cash and cash equivalents			$196,518	$161,059
Cash and cash equivalents of discontinued operations			1,502	916
Total debt, net of debt issuance costs and debt discount			(616,602)	(485,193)
Net debt			$(418,582)	$(323,218)